AMERICAN BEACON ADVISORS, INC.
CODE OF ETHICS
Dated May 21, 2008
A. Definitions When used in this Code, the following terms shall have the meanings set forth below:
     “Access Person” means any director, officer or employee of the Company except a director, officer or employee that the Chief Compliance Officer deems not to meet the definition of Access Person under Rule 204A-1 of the Investment Advisers Act of 1940, as amended, and Rule 17j-1 of the Investment Company Act of 1940, as amended. The Company’s directors and officers who serve in these positions solely by virtue of being officers of the Company’s parent company are not deemed to be Access Persons, because they are not provided with access to any nonpublic information regarding the Company’s securities recommendations, client purchase and sale activity or client portfolio holdings nor are they involved in making securities recommendations.
     “Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended.
     “Advisory Account” means any account with respect to which the Company provides investment advisory services pursuant to a contract.
     “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.
     “Beneficial Ownership” shall be interpreted in a manner consistent with Rule 16a-1(a)(2) under the Exchange Act. In general, this provision specifies that, to have beneficial ownership, a person must have the opportunity to profit directly or indirectly from a transaction in securities. Thus, an Access Person may be deemed to have beneficial ownership over securities held in accounts registered in the name of members of his or her immediate family sharing the same household (i.e. a spouse, children and other relatives), or by certain partnerships, trusts, corporations or other arrangements. For example, Access Persons would likely be deemed to have beneficial ownership of securities held in the following accounts: spousal retirement plan accounts (e.g., 401(k) and 403(b) plan accounts), accounts registered to a trust for which the Access Person serves as trustee, and accounts registered to a partnership of which the Access Person or the Access Person’s spouse serves as general partner.
     “Chief Compliance Officer” means the Company employee designated by the Company as being responsible for receiving reports or notices and performing such other duties as required by the Code, as well as his or her designee.
     “Code” means this Code of Ethics.
     “Company” means American Beacon Advisors, Inc.
     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

     “Exempt Security” means (i) direct obligations of the Government of the United States, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements, or (iii) shares of open-end investment companies with the exception of exchange-traded funds and the Funds, which are subject to various provisions of the Code as noted herein. In addition, as may be determined by the Chief Compliance Officer, a futures transaction and an option on certain broad-based securities indices will be deemed an “Exempt Security.”
     “Funds” means each of the series of the American Beacon Funds, American Beacon Mileage Funds and American Beacon Select Funds.
     “Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.
     “Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.
     “Investment Personnel” includes Portfolio Managers employed by the Company and the analysts and traders who assist in the investment process.
     “Portfolio Manager” means an employee of the Company with direct responsibility and authority to make investment decisions affecting an Advisory Account.
     “Private Placement” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505, or Rule 506 under the Securities Act.
     “Purchase or sale of a security” includes, among other transactions, the writing of an option to purchase or sell a non-Exempt Security.
     “Securities Act” means the U.S. Securities Act of 1933, as amended.
     “Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, exchange-traded fund, voting-trust certificate, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.
     Access Persons should contact the Chief Compliance Officer regarding any questions they have concerning or interpreting any of the above definitions.

B. Statement of General Principles
     Directors, officers and employees of the Company owe a fiduciary duty to place the interests of the Advisory Accounts above their own. This includes the responsibility to conduct their personal securities transactions in a manner that does not interfere with portfolio transactions on behalf of Advisory Accounts. At all times employees should be guided by the principle that the interests of Advisory Accounts come first. Access Persons must execute their personal securities transactions in accordance with the policies and restrictions set forth in this Code. Doubtful situations should be resolved in favor of Advisory Accounts.
     Access Persons should not take unfair advantage of their relationship to the Company. This would include solicitation of gifts or special treatment from persons or entities that do business, or propose to do business, with or on behalf of the Company or the Funds.
     Technical compliance with the Code’s procedures will not automatically exempt from scrutiny any Access Person’s actions that may indicate a perceived abuse of fiduciary duties.
C. Restrictions on Personal Securities Transactions
1. Purchases and Sales of a Security. No Access Person of the Company shall purchase or sell, directly or indirectly:
a. any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which, to his or her actual knowledge at the time of such purchase or sale, is being purchased or sold by an Advisory Account,
b. any Security in which, to his or her actual knowledge at the time of such purchase or sale, the Company or any sub-advisor of the Company is actively considering recommending to an Advisory Account for purchase or sale, or
c. any convertible security, option, warrant or any security of a different class of any issuer whose underlying or other class of securities are, to his or her actual knowledge at the time of such purchase or sale, being actively considered for recommendation to, or are currently being purchased or sold by an Advisory Account.
     These prohibitions shall apply whether the transaction is in the same (e.g. two purchases) or the opposite (e.g. a purchase and a sale) direction of the trade for an Advisory Account and will continue until the day after the day on which the Company determines not to enter into or completes the purchase or sale.
2. Exceptions. The prohibitions of Section C.1. above shall not apply to:
a. purchases or sales of Securities in any account over which the Access Person has no direct or indirect influence, control or prior knowledge;
b. purchases or sales of Securities which are not eligible for purchase or sale by any Advisory Account and are not connected to Securities any Advisory Account holds or intends or proposes to acquire;
c. purchases or sales of Securities which are not a choice or decision of the Access Person;

d. purchases of Securities issued pursuant to an Automatic Investment Plan;
e. purchases of Securities effected upon the exercise of rights issued by an issuer proportionately to all holders of a class of its Securities (or certain other corporate actions as approved by the Chief Compliance Officer) to the extent such rights were acquired from that issuer, as well as sales of such rights so acquired; or
f. acquisitions of partnership interests in a private equity fund-of-funds for which the Company serves as investment manager.
3. Undue Influence. No Access Person who owns a particular Security shall attempt to cause an Advisory Account to purchase, sell or hold the same Security in a manner calculated to create a personal benefit to the Access Person. An Access Person who participates in an investment decision on behalf of an Advisory Account concerning a particular security, that could create a material benefit to the Access Person, should disclose to those persons with authority to make investment decisions, or to the Chief Compliance Officer, the nature of his/her interest in that Security.
4. Initial Public Offerings. No Investment Personnel may acquire any Securities in an Initial Public Offering.
5. Private Placements. Prior clearance from the Chief Compliance Officer is required for any acquisition by an Access Person of Securities in a Private Placement, including a private equity fund-of-funds for which the Company serves as investment manager. Approval should take into account whether the investment opportunity should be reserved for the Company and its Advisory Accounts, and whether the opportunity is being offered to the individual by virtue of his or her position with the Company. Investment Personnel who have been authorized to acquire securities in a Private Placement are required to disclose these investments when they play a part in the Company’s subsequent consideration of an investment in the issuer. In such circumstances, the decision to make the investment should be subject to an independent review by Investment Personnel with no personal interest in the issuer.
6. Short-Term Trading. No Investment Personnel of the Company may profit from the purchase and sale, or sale and purchase of the same (or equivalent) Securities within sixty calendar days. However, individual exceptions may be permitted by the Chief Compliance Officer when it is clear that the trades would not create a conflict with the interests of any Advisory Account of the Company. Examples of such exceptions include the purchase of AMR stock and exercising compensation-related options. Any trades made in violation of this prohibition should be reversed, or if that is not feasible, all profits resulting from the trading should be disgorged to a charitable organization designated by the Company; provided, however, that the Chief Compliance Officer may waive disgorgement of profits if it is determined that trading in violation of this prohibition was inadvertent and did not otherwise result in a conflict with an Advisory Account.
7. Excessive Trading. No Access Person may engage in trading activity in the Funds considered by the Company to be excessive. Each Access Person shall be limited to one purchase in and one redemption out of a Fund during any three-month period. This prohibition includes exchanges executed in the Company’s 401(k) plan but excludes trades pursuant to an Automatic Investment Plan and trades in the money market series of the Funds.

8. Seven Day Blackout. No Portfolio Manager may purchase or sell a Security within seven calendar days of a purchase or sale of the same (or equivalent) Security on behalf of an Advisory Account managed by that Portfolio Manager.
9. Portfolio Securities. No Portfolio Manager may purchase or sell a Security if, as of the time of the proposed transaction, an Advisory Account managed by the Portfolio Manager owns more than five percent (5%) of a Security issued by the same issuer. Exceptions to the foregoing limitation may be granted by the Chief Compliance Officer if it is determined that the trade would not create an actual or apparent conflict of interest with the Company or an Advisory Account.
10. Insider Information, Market Manipulation and Other Prohibited Transactions. Investment Personnel may not enter into any transaction:
a. while in possession of material nonpublic information regarding the security or issuer of the security;
b. intended to raise, lower or maintain the price of any security to create a false appearance of active trading; or
c. deemed by the Chief Compliance Officer to involve a conflict of interest, possible diversion of corporate opportunity or appearance of impropriety.
     All directors, officers, and employees of the Company are subject to compliance with the Statement of Policy on Material Non-Public Information adopted jointly by the Company and the Funds.
D. Procedures Related to Personal Securities Transactions
1. Pre-clearance. The prohibitions of Section C.1. notwithstanding, Access Persons may effect a purchase or sale of a Security in which they have, or by reason of such transaction acquire, a direct or beneficial interest, only if they obtain prior written clearance from the Chief Compliance Officer. Requests for pre-clearance shall be made on the form provided by the Chief Compliance Officer for such purpose. However, the Chief Compliance Officer may deem to accept requests by telephone or e-mail when the Access Person is not able to submit an executed form. Requests by e-mail and telephone must be followed by submission of the executed form as soon as practicable. Upon receipt of pre-clearance, an Access Person may engage in a transaction otherwise prohibited by Section C.1. Such pre-clearance should be based upon a determination by the Chief Compliance Officer (in consultation with such other persons as may be necessary) that the purchase or sale will not materially affect the liquidity of the market for the Security or its price and will not present an apparent or actual conflict with a purchase or sale of the same or a similar Security on behalf of an Advisory Account. The Access Person shall execute the transaction within two business days or submit an additional request for pre-clearance.
Pre-clearance is not necessary for transactions in Exempt Securities or exchange-traded funds. In addition, pre-clearance is not necessary for pre-authorized automatic purchases or redemptions of Securities, gifts of Securities, grants of rights or options on any Security, or other transactions for which the Access Person (or the owner of an account deemed to be beneficially owned by the Access Person) does not directly control the timing of the transaction.

2. Reporting. Every Access Person shall report to the Chief Compliance Officer the information described below with respect to an existing holding and transactions in any Security or Fund in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Security or Fund, including, but not limited to, transactions which have been cleared according to Section D.1. above, transactions in exchange-traded funds and employee-directed exchanges between Funds in the Company’s 401(k) plan. Except for Exempt Securities and pre-authorized automatic purchases or redemptions of the Funds, reporting is required for all Securities transactions and holdings regardless of whether they were the result of a choice or decision by the Access Person. This means that a Security transaction may be exempt from the pre-clearance requirement but still require reporting. For example, pre-authorized automatic purchases or redemptions of Securities, gifts of Securities, and grants of rights or options on any Security are exempt from pre-clearance, but they must be reported.
a. Initial Holdings Report. Every report shall be made no later than ten (10) days after a person becomes an Access Person and shall contain the following information (which must be current as of a date no more than forty-five (45) days prior to the date the person becomes an Access Person):
1.) the title, type, ticker symbol or CUSIP (if applicable), number of shares (for equity securities) and principal amount (for debt securities) of each Security and Fund in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;
2.) the name of the broker, dealer or bank with whom the Access Person maintained an account in which any Securities or Funds were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and
3.) the date that the report is submitted by the Access Person.
b. Quarterly Transaction Report. Every report shall be made no later than thirty (30) days after the end of the calendar quarter and shall contain the following information:
1.) the date of the transaction, the title, the number of shares (for equity securities), the principal amount (for debt securities), and interest rate, maturity date and ticker symbol or CUSIP (if applicable) of each Security or Fund involved;
2.) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
3.) the price at which the transaction was effected;
4.) the name of the broker, dealer or bank with or through which the transaction was effected;
5.) the date that the report is submitted by the Access Person; and

6.) for any account opened during the quarter in which any Security or Fund was held for the direct or indirect benefit of the Access Person, include the name of the broker, dealer or bank with whom the account was established and the date of establishment.
c. Annual Holdings Report. Every report shall be made annually containing the following information as of December 31 and shall be submitted within forty-five (45) calendar days after December 31:
1.) the title, type, ticker symbol or CUSIP (if applicable), number of             shares (for equity securities) and principal amount (for debt securities) of each Security and Fund in which the Access Person had any direct or indirect beneficial ownership;
2.) the name of the broker, dealer or bank with whom the Access Person maintains an account in which any Securities or Funds are held for the direct or indirect benefit of the Access Person; and
3.) the date that the report is submitted by the Access Person.
     All reports shall be made on the form designated for such purpose. Copies of broker trade confirmations or account statements may be attached to the signed form instead of completing the information otherwise required on the form as long as all of the information required is contained in the confirmations or account statements.
3. Disclaimer of Beneficial Ownership. Any report pursuant to this Section D. shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Security or Fund to which the report relates.
4. Notification of Reporting Obligation. The initial holdings, quarterly and annual reports are designed to comply with the requirements of the Advisers Act and Investment Company Act. All Access Persons under a duty to file initial holdings, quarterly and annual reports with the Chief Compliance Officer shall be informed of that duty by that officer. Once informed of their duty to file quarterly and annual reports, an Access Person has a continuing obligation to file such reports in a timely manner until such time as notified otherwise. Information supplied on the reports is available for inspection by the Securities and Exchange Commission at any time during the five-year period following the end of the fiscal year in which each report is made.
5. Review of Reports. Periodically, the Chief Compliance Officer shall compare the reported personal securities transactions of Access Persons with completed portfolio transactions of the Company and with any portfolio transactions effected for the Company by its investment adviser(s) to determine whether a violation of this Code may have occurred. Before making any determination that a violation has or may have been committed by any person, the Chief Compliance Officer shall give such person an opportunity to supply additional explanatory material. If the Chief Compliance Officer determines that a violation of this Code has or may have occurred, such Officer shall submit a written determination, together with any appropriate supporting documentation and any additional explanatory material provided by the individual, to the Chairman, Chief Executive Officer or President of the Company, who shall make an independent determination of whether a violation has occurred. The Company’s Vice President of

Legal and Compliance shall perform the periodic review described above with respect to the Chief Compliance Officer’s personal trading activity.
     No person shall participate in a determination of whether he or she has committed a violation of the Code or the imposition of any sanction as a result of such violation. If a Security or Fund transaction of the Chairman, Chief Executive Officer or President is under review, the Secretary of the Company shall act in all respects in the manner prescribed herein for the Chairman, Chief Executive Officer or President.
     The Chief Compliance Officer shall inform the Company’s Chairman, Chief Executive Officer or President promptly following the receipt of any report that indicates that an Access Person entered into a personal Security or Fund transaction that violated the prohibitions contained in this Code or any report that indicates that any person violated the prohibitions contained in the Statement of Policy on Material Non-Public Information.
     No less than annually, the Chief Compliance Officer must furnish to the Board of Trustees (“Board”) of any mutual fund for which it is the adviser or sub-adviser a written report that
a. describes any issues arising under the Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and
b. certifies that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.
6. Records of Securities and Fund Transactions. All Investment Personnel must direct their brokers to supply the Chief Compliance Officer, on a timely basis, duplicate copies of confirmations of all personal Securities and Fund transactions and copies of periodic statements for all accounts in which Securities or Funds are held or traded. Such records are not required to be submitted for accounts that solely contain transactions in Exempt Securities (e.g. open-end investment company accounts not relating to the Funds).
7. Accounts Outside of Access Person’s Control. In order for purchases or sales of Securities in any account over which the Access Person has no direct or indirect influence, control or prior knowledge to qualify for an exception to the pre-clearance requirement, an Access Person must seek approval from the Chief Compliance Officer and execute an annual certification on the form provided by the Chief Compliance Officer. Transactions involving Securities and Funds in these accounts must still be reported in accordance with Section D.2. of the Code.
E. Other Potential Conflicts of Interest
     1. Gifts.
a. Dollar Limit. An annual limit of $150 applies to any gifts that an Access Person receives from or gives to any person or entity that does business, or proposes to do business, with or on behalf of the Company or the Funds. The $150 limit may be met with one gift or multiple gifts that total $150 to/from a particular person or entity in a calendar year. Access Persons may not provide gifts at their own expense.
b. Exceptions to the Dollar Limit. Gifts in connection with a personal relationship or that are intended to recognize a personal event (e.g., wedding, birth of a child, etc.) shall not count towards the annual dollar limit. A gift of food, flowers, or other consumable item that an Access Person receives from a person or entity that does business, or proposes to do business, with or on behalf of the Company or the Funds shall not count towards any Access Person’s annual dollar limit as long as the gift is shared with other employees of the Company. A promotional item that displays a company’s logo and that the Access Person receiving such item reasonably believes to be valued less than $150 shall not count towards the annual dollar limit.
c. Reporting of Gifts. Upon receipt of any gift subject to the annual dollar limit, the Access Person receiving such gift shall provide to the Legal & Compliance Department a description of the gift and from whom it was received. In addition, before giving any gift subject to the annual dollar limit, the Access Person arranging for such gift shall provide to the Legal & Compliance Department a description of the gift, its cost, and the intended recipient. The Legal & Compliance Department will maintain a log of gifts by recipient and donor.
     A promotional item that displays a company’s logo and that an Access Person receiving such item reasonably believes to be valued more than $150 should be reported to the Legal & Compliance Department. The Chief Compliance Officer shall consider any potential conflict of interest resulting from acceptance of such gift.
     A promotional item that displays the Company’s logo and that an Access Person giving such item believes to be valued more than $150 must be reported to the Legal & Compliance Department.
     Any gift given by an Access Person to persons affiliated with a union or other labor organization should be reported to the Legal & Compliance Department.
d. Refusal of Gifts. Any gift that exceeds the $150 annual limit for gifts received from a particular donor must be shared with other employees of the Company or returned to the donor.
e. Registered Representatives. Access Persons who are registered representatives of the Funds’ distributor are also subject to the distributor’s policies and procedures with respect to gifts and entertainment, which may be more restrictive.
     2. Entertainment.
a. Provision of Entertainment. Access Persons with pre-approval from their manager may provide reasonable business entertainment (e.g., meals, attendance at cultural or sporting events, rounds of golf, etc.). Access Persons may not provide business—related entertainment at their own expense.

     Business entertainment provided by an Access Person will be considered a gift, and therefore subject to the gift policies described in section E.1. of the Code, if an Access Person is not present at the event.
b. Receipt of Entertainment. Access Persons with pre-approval from their manager are allowed to participate in business entertainment provided by any person or entity that does business, or proposes to do business, with or on behalf of the Company or the Funds. In determining whether to approve receipt of entertainment, management should evaluate whether the extravagance or frequency of the entertainment poses a potential conflict of interest for the Access Person or the Company.
     Business entertainment provided to an Access Person will be considered a gift, and therefore subject to the gift policies described in section E.1. of the Code, if a representative of the entity providing the entertainment is not present at the event.
     Those Access Persons with authority to hire vendors for the Company or the Funds are not allowed to accept entertainment from current or potential vendors, unless a representative of the vendor will be in attendance at the entertainment event.
c. Reporting of Entertainment. Any business entertainment provided for persons affiliated with a union or other labor organization must be reported to the Legal & Compliance Department.
3. Service as a Director. Investment Personnel are prohibited from serving on a board of directors of a publicly traded company unless prior authorization has been granted by the Chairman, Chief Executive Officer or President of the Company, based upon a determination that the board service would not be inconsistent with the interests of the Company and its Advisory Accounts. The Chairman, Chief Executive Officer or President’s serving on any board of a publicly traded company must be approved by the Secretary of the Company.
F. Violations and Sanctions
1. Reporting of Violations. Any Access Person who becomes aware of a violation of this Code is required to promptly notify the Chief Compliance Officer of the relevant details of such violation.
2. Sanctions. Upon determining that there has been a violation of this Code, the Company’s Chairman, Chief Executive Officer or President, in consultation with the Chief Compliance Officer, may determine such sanctions as deemed appropriate including, among others, a letter of censure, or suspension or termination of the employment of the violator. In every case, any profits realized from prohibited transactions must be disgorged to a charitable organization designated by the Company’s Chairman, Chief Executive Officer or President.
G. Delivery and Certification of the Code
1. Delivery of Code to Access Persons. The Company’s Legal & Compliance Department shall deliver a current copy of the Code to each director, officer, and employee of the Company when each such person is deemed to become an Access

Person. In addition, the Legal & Compliance Department will deliver a copy of the Code to each Access Person on an annual basis and upon material amendment to the Code.
2. Certification of Compliance with Code. Within ten (10) days of becoming an Access Person and on an annual basis, each Access Person is required to certify that he/she i) has received, read and understood the Code and ii) agrees to abide by the policies and procedures set forth in the Code. Each Access Person shall also certify annually that he/she has i) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code and ii) notified the Chief Compliance Officer of any violation of which the Access Person has become aware. Subsequent to delivery of any Code amendments, Access Persons shall certify that they i) have received, read and understood the Code amendment and ii) agree to abide by the policies and procedures set forth in the Code, as amended.